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                                  Exhibit 99.1
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For Immediate Release
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BSD Medical Cites Highlights from Its Second Quarter 2008 Report
Second Quarter Sales Up by 123%

SALT LAKE CITY, Utah April 9, 2008--BSD Medical Corp. (AMEX:BSM) announced that the company has filed its second quarter report with the Securities and Exchange Commission, and released highlights of results for the second quarter ended February 29, 2008 and first half of its fiscal year 2008.

The company's sales increased by 123% for the second quarter ended February 29, 2008 and by 116% for the first half of its fiscal year 2008, as compared to the second quarter and first half of fiscal year 2007. As a result of increased sales the net loss for the quarter and for the first half of fiscal year 2008, along with cash consumption to support operations, declined significantly, as compared to the comparable periods in 2007.

Revenue from sales for the second quarter ended February 29, 2008 was $1,475,652, compared to $660,657 for the second quarter ended February 28, 2007. Revenue from sales for the first half of fiscal year 2008 was $2,863,380, compared to $1,325,312 for the first half of fiscal year 2007. The net loss was $406,837 for the second quarter ended February 29, 2008 and $1,022,772 for the first half of fiscal year 2008, compared to a net loss of $712,785 for the second quarter ended February 28, 2007 and $1,574,456 for the first half of fiscal year 2007.

BSD Medical Corporation is currently heavily involved in regulatory processes seeing U.S. Food and Drug Administration clearance for the BSD-2000 hyperthermia system and the MicroThermX 100 thermal ablation system. The company develops medical systems that deliver precision-focused RF/microwave energy for the treatment of cancer and other diseases and conditions. BSD Medical's cancer therapy systems have been designed to kill cancer through heat alone, or as companion therapies to improve the combined results when used along with radiation treatments. For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.






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